SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ROHM AND HAAS COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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      No fee required.

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100 INDEPENDENCE MALL WEST, PHILADELPHIA PA 19106-2399 TELEPHONE (215) 592-3000

April 2, 2002

Dear Stockholder:

   I would like to invite you to the Rohm and Haas Annual Meeting of Stockholders which we will hold on May 6, 2002, beginning at 10:30 a.m. local time at Independence Visitor Center, One North Independence Mall West, Philadelphia, PA 19106. President Mike Fitzpatrick and I look forward to bringing you up to date on the progress of the Company during the past year.

   We appreciate your ongoing interest and participation in this Company. Please take the time to vote—electronically, by phone or by mail—to ensure that your shares will be represented at the meeting. Your vote is very important.

Sincerely,

Rajiv L. Gupta
Chairman of the Board of Directors
and Chief Executive Officer

This document is dated April 2, 2002 and is first being mailed to stockholders on or about April 2, 2002.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF ROHM AND HAAS DIRECTORS
BOARD OF DIRECTORS
ORGANIZATION
AUDIT COMMITTEE REPORT
DIRECTORS’ COMPENSATION
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in 2001
Aggregated Option Exercises in 2001 and December 31, 2001 Option Value
Long-Term Incentive Plan Awards in 2001(1)
Pension Plan Table
REPORT ON EXECUTIVE COMPENSATION
FIVE YEAR PERFORMANCE GRAPH
STOCK OWNERSHIP
INDEPENDENT PUBLIC ACCOUNTANTS
2003 ANNUAL MEETING PROPOSALS

Notice of Annual Meeting	3
Proxy Statement	4

Election of Directors	6

Board of Directors	10
Organization	10
Report of the Audit Committee	11
Compensation	12

Executive Compensation	13
Summary Compensation Table	13
Option Grants Table	14
Option Exercises and Year-End Value Table	14
Long-Term Incentive Plan Awards Table	15
Pension Plan Table	15
Report on Executive Compensation	16

Five-Year Performance Graph	19

Stock Ownership	20

Independent Public Accountants	22

2003 Annual Meeting Proposals	22

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 6, 2002

      We will hold the annual meeting of stockholders of Rohm and Haas Company at Independence Visitor Center, One North Independence Mall West, Philadelphia, PA 19106, on May 6, 2002, at 10:30 a.m. local time, to act upon the election of fifteen members of the board of directors and any other business as may properly come before the meeting.

      The board of directors of Rohm and Haas recommends a vote “FOR” the election of each of the nominees for director. Stockholders of record at the close of business on March 8, 2002 are entitled to vote their shares.

      It is important that your shares be voted at the meeting. Please see the proxy card for instructions on voting electronically, by telephone or by signing, dating and returning the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States.

      We will mail a summary report of the meeting to you.

By Order of the Board of Directors,

Gail P. Granoff
Secretary

Rohm and Haas Company

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be held May 6, 2002

   The enclosed proxy is being solicited by Rohm and Haas Company’s board of directors for use at the annual meeting of stockholders and any adjournment of the meeting.

Place, date and time

   We will hold the Rohm and Haas annual meeting at Independence Visitor Center, One North Independence Mall West, Philadelphia, PA 19106, on May 6, 2002, at 10:30 a.m. local time, subject to any adjournments or postponements.

Record date

   Only holders of Rohm and Haas common stock on March 8, 2002 are entitled to receive notice of and to vote at the Rohm and Haas annual meeting. As of March 8, 2002, there were 220,748,640 shares of Rohm and Haas common stock outstanding, each of which entitles the registered holder to one vote. Rohm and Haas will have a list of Rohm and Haas stockholders entitled to vote at the Rohm and Haas annual meeting available during normal business hours at 100 Independence Mall West, Philadelphia, PA for the ten-day period before the Rohm and Haas annual meeting.

Vote required

   The proposal to elect directors requires the approval of the holders of a majority of the Rohm and Haas common stock, present and entitled to vote at a meeting at which a quorum is present.

   The holders of a majority of the outstanding shares of Rohm and Haas common stock will constitute a quorum for these votes. If a quorum is not present at the Rohm and Haas annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

   As of March 8, 2002, directors and executive officers of Rohm and Haas were entitled to vote approximately 29.55% of the outstanding votes entitled to be cast by stockholders at the Rohm and Haas annual meeting.

How shares will be voted at the annual meeting

   All shares of Rohm and Haas common stock represented by properly executed proxies received before or at the Rohm and Haas annual meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of the fifteen nominees for director.

   Under New York Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on some routine matters when they have not received instructions from beneficial owners and therefore may vote for the election of directors.

   The Rohm and Haas board of directors is not currently aware of any other business to be brought before the Rohm and Haas annual meeting. If, however, other matters are properly brought before the Rohm and Haas annual meeting or any adjournment or postponement of the meeting, the people appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

How to revoke a proxy

   You may revoke your proxy at any time before its use by delivering to the Secretary of Rohm and Haas a signed notice of revocation or a later-dated signed proxy or by attending the Rohm and Haas annual meeting and voting in person. Attendance at the Rohm and Haas annual meeting will not itself constitute the revocation of a proxy.

Solicitation of proxies

   Rohm and Haas will pay the cost of solicitation of proxies for the Rohm and Haas meeting. In addition to solicitation by mail, Rohm and Haas will arrange for brokerage firms and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Rohm and Haas will, upon request, reimburse the brokerage houses and custodians for their reasonable expenses. Rohm and Haas has retained D. F. King & Co., Inc. to aid in the solicitation of proxies and to verify the records related to the solicitations. D. F. King will receive a fee of $5,500 and expense reimbursement for its services. Rohm and Haas or its directors, officers or employees may request by telephone or facsimile the return of proxy cards. The extent to which this will be necessary depends entirely on how promptly stockholders vote. We urge you to vote your shares without delay.

ELECTION OF ROHM AND HAAS DIRECTORS

   At the annual meeting, stockholders will be asked to elect fifteen nominees to serve as directors of Rohm and Haas. The directors will hold office until the next annual meeting of stockholders and until their successors are elected.

   The Rohm and Haas board of directors nominated each of the persons listed below upon the recommendation of the Nominating Committee of the Rohm and Haas board of directors. If any nominee is unable to serve as a director, the people named as proxies will vote for any other nominee as may be designated by the Rohm and Haas board of directors or the Rohm and Haas board of directors may decrease the number of directors. Votes may be cast in favor of or withheld from each nominee. If a quorum is present at the meeting, a nominee will be elected as a director by receiving the affirmative vote of a majority of the shares of Rohm and Haas stock represented, in person or by proxy, at the Rohm and Haas annual meeting.

   The Rohm and Haas board of directors recommends a vote FOR the election of each of the nominees.

WILLIAM J. AVERY Director since 1997

Mr. Avery, 61, retired since 2001; previously chairman and director of Crown Cork & Seal Company, Inc., 1990-2001; chief executive officer of Crown Cork & Seal Company, Inc., 1989-2000.

Rohm and Haas Board Committees:

Executive; Executive Compensation; Nominating

JAMES R. CANTALUPO Director since 1999

Mr. Cantalupo, 58, president and vice chairman, emeritus, of McDonald’s Corporation since January 1, 2002; vice chairman and president, 1999-2002; vice chairman of McDonald’s Corporation and chairman and chief executive officer of McDonald’s International, 1998-1999; president and chief executive officer of McDonald’s International, 1991-1998; director of Illinois Tool Works Inc., International Flavors & Fragrances Inc., McDonald’s Corporation and Sears, Roebuck and Company.

Rohm and Haas Board Committees:

Audit; Finance; Nominating

J. MICHAEL FITZPATRICK Director since 1999

Dr. Fitzpatrick, 55, president and chief operating officer of Rohm and Haas Company since 1999; previously vice president, 1993-1998, and chief technology officer of Rohm and Haas Company, 1996-1998; director of Carpenter Technology Corporation and McCormick & Company, Inc.

Rohm and Haas Board Committees:

Corporate Responsibility, Environment, Safety and Health; Executive; Finance

EARL G. GRAVES, SR. Director since 1984

Mr. Graves, 67, chairman and chief executive officer of Earl G. Graves Ltd., 1972-present; retired chairman and chief executive officer of Pepsi-Cola of Washington, D.C., L.P., 1996-1998; publisher and editor of Black Enterprise magazine, 1970-present; managing director of Black Enterprise/ Greenwich Street Corporate Growth Partners, L.P., 1998-present; chairman of Pepsi-Cola Ethnic Marketing Board; director of Aetna, Inc., AMR Corporation and its subsidiary, American Airlines, Inc., DaimlerChrysler AG and Federated Department Stores, Inc.

Rohm and Haas Board Committees:

Corporate Responsibility, Environment, Safety and Health; Finance; Nominating

RAJIV L. GUPTA Director since 1999

Mr. Gupta, 56, chairman and chief executive officer of Rohm and Haas Company since 1999; previously vice chairman, 1998-1999, and vice president and regional director of the Asia-Pacific Region of Rohm and Haas Company, 1993-1998; director of Agere Systems, Technitrol Inc. and Vanguard.

Rohm and Haas Board Committees:

Executive

DAVID W. HAAS Director since 1999

Mr. Haas, 46, chairman and director of the William Penn Foundation since 1998; previously vice chairman of the William Penn Foundation, 1996-1998. He is a cousin of Thomas W. Haas.

Rohm and Haas Board Committees:

Corporate Responsibility, Environment, Safety and Health; Nominating

THOMAS W. HAAS Director since 1999

Mr. Haas, 46, director and corporate officer of the William Penn Foundation, a pilot and flight instructor. He is a cousin of David W. Haas.

Rohm and Haas Board Committees:

Executive Compensation; Nominating

JAMES A. HENDERSON Director since 1989

Mr. Henderson, 67, retired since December 31, 1999; previously chairman, chief executive officer and director of Cummins Engine Company, Inc., 1995-1999; director of Championship Auto Racing Teams, International Paper Company, Nanophase Technologies Corporation, Ryerson Tull, Inc. and SBC Communications, Inc.

Rohm and Haas Board Committees:

Executive Compensation; Nominating

RICHARD L. KEYSER Director since 1999

Mr. Keyser, 59, chairman and chief executive officer of W.W. Grainger, Inc., 1997-present; previously president and chief executive officer of W.W. Grainger, Inc., 1995-1997; director of The Principal Financial Group.

Rohm and Haas Board Committees:

Executive Compensation; Nominating

JOHN H. McARTHUR Director since 1977

Mr. McArthur, 67, senior advisor to the president of World Bank Group, 1996-present; previously dean of Harvard Business School until retirement in 1995; director of AES Corporation, Ardais Corporation, BCE, Inc., BCE Emergis, Cabot Corporation, e-Rewards, Inc., HCA Inc., GlaxoSmithKline Plc., Koc Holdings, A.S. and Telsat Canada.

Rohm and Haas Board Committees:

Corporate Responsibility, Environment, Safety and Health; Nominating

JORGE P. MONTOYA Director since 1996

Mr. Montoya, 55, president of Global Food & Beverage, The Procter & Gamble Company since 1999; president of Procter & Gamble Latin America, 1996-present; previously executive vice president, The Procter & Gamble Company, 1996-1999; director of AT&T Latin America.

Rohm and Haas Board Committees:

Executive Compensation; Nominating

SANDRA O. MOOSE Director since 1981

Dr. Moose, 60, senior vice president and director of The Boston Consulting Group, Inc., 1989-present; director of Nvest Funds and Verizon Communications.

Rohm and Haas Board Committees:

Audit; Executive; Finance; Nominating

GILBERT S. OMENN Director since 1987

Dr. Omenn, 60, executive vice president for medical affairs, The University of Michigan, chief executive officer, The University of Michigan Health System, and professor of Internal Medicine, Human Genetics, Public Health and The Cancer Center, The University of Michigan, since 1997; dean of the School of Public Health and Community Medicine and professor of Medicine and Environmental Health at the University of Washington, Seattle, 1982-1997; director of Amgen Inc.

Rohm and Haas Board Committees:

Corporate Responsibility, Environment, Safety and Health; Nominating

RONALDO H. SCHMITZ Director since 1992

Dr. Schmitz, 63, member of the Executive Board of Directors of Deutsche Bank AG from 1991 until retirement in 2000; advisor to Deutsche Bank AG, 2000-present; director of Cabot Corporation, GlaxoSmithKline Plc. and Legal and General Group Plc.

Rohm and Haas Board Committees:

Audit; Finance; Nominating

MARNA C. WHITTINGTON Director since 1989

Dr. Whittington, 54, president of Nicholas-Applegate Capital Management, June, 2001-present; chief operating officer of Allianz Dresdner Asset Management since January 1, 2002; chief operating officer of Morgan Stanley Institutional Investment Management, 1996-January, 2001; director of Federated Department Stores.

Rohm and Haas Board Committees:

Audit; Executive; Finance; Nominating

BOARD OF DIRECTORS

ORGANIZATION

   The Rohm and Haas board held six meetings in 2001. All directors, except for Dr. Schmitz, attended at least 75% of the meetings of the Rohm and Haas board of directors and committees on which they serve. The committee memberships listed below were effective as of May 8, 2001. The committees of the Rohm and Haas board of directors, their functions and the number of meetings held in 2001 are:

   Audit Committee (4 meetings)—reviews Rohm and Haas’s annual financial statements; selects Rohm and Haas’s independent accountants; approves audit and non-audit fees of independent accountants; reviews their independence and considers the scope of their audits and audit results, including review of the auditors’ management letter and Rohm and Haas’s response to that letter; considers the adequacy of Rohm and Haas’s internal accounting control systems; reviews the staffing and audit program of the internal auditing department; and reviews the adequacy of Rohm and Haas’s policies and procedures with respect to compliance with Rohm and Haas’s Code of Business Conduct. The board of directors, in its business judgment, has determined that all members of the Audit Committee are “independent” as required by applicable listing standards of the New York Stock Exchange.

   Members: J.R. Cantalupo (Chair), S.O. Moose, R.H. Schmitz, M.C. Whittington

   Corporate Responsibility, Environment, Safety and Health Committee (4 meetings)— establishes guidelines and monitors management performance in meeting Rohm and Haas’s responsibilities to its employees, its customers, the general public and the communities in which Rohm and Haas operates.

   Members: G.S. Omenn (Chair), J.M. Fitzpatrick, E.G. Graves, D.W. Haas, J.H. McArthur

   Executive Committee (1 meeting)— considers matters requiring Rohm and Haas board action between the Rohm and Haas board meetings.

   Members: R.L. Gupta (Chair), W.J. Avery, J.M. Fitzpatrick, S.O. Moose, M.C. Whittington

   Executive Compensation Committee (4 meetings)— reviews and approves compensation plans and remuneration arrangements for senior management and directors and oversees the administration of executive compensation plans. A subcommittee makes decisions in accordance with requirements of Section 162(m) of the Internal Revenue Code.

   Members: W.J. Avery (Chair), T.W. Haas, J.A. Henderson, R.L. Keyser, J.P. Montoya

   Finance Committee (2 meetings)— reviews the financial strategy of Rohm and Haas, particularly its policies for capital structure, dividend payout, and return on assets; approves and recommends to the Rohm and Haas board of directors all dividend payments; considers Rohm and Haas’s financing plans; reviews Rohm and Haas’s foreign financial programs and currency exposure policies and practices; and provides oversight to the Benefits Investment Committee.

   Members: E.G. Graves (Chair), J.R. Cantalupo, J.M. Fitzpatrick, S.O. Moose, R.H. Schmitz, M.C. Whittington

   Nominating Committee (4 meetings)— determines corporate governance policies, nominates directors for board membership; evaluates CEO performance and oversees the evaluation of other senior management; oversees succession planning; monitors management development plans; and evaluates board performance annually and meets in executive session to discuss management, the Company’s strategic plans, etc. without management present. The Committee will consider Rohm and Haas board of directors nominations submitted by stockholders if names and biographical data are submitted in writing to the Committee.

   Members: S.O. Moose (Chair), W.J. Avery, J.R. Cantalupo, E.G. Graves, D.W. Haas, T.W. Haas, J.A. Henderson, R.L. Keyser, J.H. McArthur, J.P. Montoya, G.S. Omenn, R.H. Schmitz, M.C. Whittington

AUDIT COMMITTEE REPORT

   The role of the Audit Committee is to assist the board of directors in its oversight of the Company’s financial reporting process, the compliance by the Company with legal and regulatory requirements and with the Code of Business Conduct and the independence and performance of the Company’s internal and external auditors.

   The Audit Committee operates pursuant to a charter that was last amended and restated by the Committee on February 5, 2001. As set out in the charter, the Audit Committee’s job is one of oversight and the Committee recognizes that the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent accountants are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

   The members of the Audit Committee are not experts in the fields of accounting, auditing or auditor independence. They rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent accountant’s work or independence.

   In performing its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of other non-audit services by the independent accountants to the Company is compatible with maintaining the accountants’ independence and has discussed with the accountants their independence.

   Based upon these discussions and the information provided to the Committee, the Committee recommended that the board of directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2001.

J.R. Cantalupo, Chair	R.H. Schmitz
S.O. Moose	M.C. Whittington

DIRECTORS’ COMPENSATION

   Directors who are employees of Rohm and Haas do not receive compensation for their services as directors.

   In 2002, non-employee directors will receive $45,000 and 1208.2159 Deferred Stock Shares, which are units credited to a director’s deferred stock account under the Rohm and Haas Company 1997 Non-Employee Directors’ Stock Plan. Directors who chair board committees will receive an additional $3,000. Directors may elect to defer all or part of their cash compensation into units which have been credited to a director’s deferred stock account under the Rohm and Haas Company 1997 Non-Employee Directors’ Stock Plan.

   One Deferred Stock Share entitles the director to one share of Rohm and Haas common stock when the director leaves the Rohm and Haas board of directors. Each director may elect to receive the stock immediately after leaving the Rohm and Haas board of directors or in annual installments over a period of up to 10 years after leaving the Rohm and Haas board of directors. The number of Deferred Stock Shares to which a director is entitled was calculated by dividing $45,000 by the average of the fair market value of the stock on January 8, 2002. While Deferred Stock Shares do not entitle directors to vote, each Deferred Stock Share is credited on each dividend payment date with Deferred Stock Shares equal to the applicable dividend payable on Rohm and Haas common stock.

   In addition, all non-employee directors are reimbursed for their travel expenses to board meetings.

   Share Ownership Guidelines. Directors are subject to share ownership guidelines. They are expected to own, directly or through deferred stock shares, shares equal to two times their annual compensation within five years of election to board membership.

   Other Information and Business Relationships—Dr. Schmitz is an advisor to Deutsche Bank which may perform investment banking services for the company during 2002. Deutsche Bank is a member of a 23 bank syndicate providing revolving credit to Rohm and Haas under which Rohm and Haas and its subsidiaries may borrow up to $125 million from Deutsche Bank. Rohm and Haas and its subsidiaries also have other banking relationships with Deutsche Bank in the normal course of business. Mr. Montoya is an executive officer of The Procter & Gamble Company, a customer of Rohm and Haas and its subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

					Long-Term
					Compensation

		Annual
		Compensation			Awards		Payouts
								All
Name and				Other	Restricted	Securities		Other
Principal				Compen-	Stock	Underlying	LTIP	Compen-
Position	Year	Salary	Bonus	sation	Awards	Options	Payouts	sation

			(1)				(1)
Rajiv L. Gupta	2001	$838,000	$0	$0	$	186,500	$347,115	$33,084	(4)
Chairman & CEO	2000	787,500	323,962	0		91,100	316,911	51,078
	1999	675,000	1,117,977	0		38,925	264,208	36,836
Alan E. Barton	2001	$217,000	$105,000	$0	$	14,400	$51,373	$9,234	(5)
Vice President	2000	205,000	141,183	0		9,500	55,113	11,568
	1999	194,000	151,331	0		6,250	60,932	11,153
Bradley J. Bell	2001	$356,000	$0	$0	$	41,000	$128,732	$14,482	(6)
Senior Vice President &	2000	341,250	185,283	0		25,800	140,529	22,901
CFO	1999	322,500	359,125	0		12,700	146,231	22,403
Pierre R. Brondeau	2001	$294,000	$0	$0	$	25,000	$60,549	$16,074	(7)
Vice President	2000	252,167	306,446	0	862,500	12,300	61,485	17,374
	1999	219,333	203,604	0		8,050	60,449	12,236
Nance K. Dicciani(2)	2001	$320,000	$0	$0	$	32,400	$0	$84,808	(8)
Former Senior Vice	2000	332,750	168,267	0	862,500	20,500	111,491	90,169
President	1999	320,000	321,904	0		14,500	121,505	98,689
J. Michael Fitzpatrick	2001	$592,000	$0	$0	$	91,000	$244,776	$23,802	(9)
President & COO	2000	565,000	184,620	0		52,700	240,951	40,643
	1999	500,000	684,046	0		34,725	233,733	31,404
Charles M. Tatum(3)	2001	$320,000	$0	$0	$	24,000	$105,092	$14,282	(10)
Former Senior Vice	2000	314,000	153,202	0		20,500	121,515	16,406
President	1999	309,000	310,839	0		12,700	156,573	18,041

(1)	A portion of both the annual bonus and long-term plan payout is paid in restricted stock, valued at fair market value as of the first business day of the month of grant, in lieu of cash, and is included in the amounts shown in the table in the Bonus and LTIP Payouts columns. The total number (and value) of restricted shares granted during the last five years and held at the end of 2001 (which excludes 2002 grants made in lieu of a portion of the 2001 annual and long-term bonus awards) for the named executive officers were: Mr. Gupta, 41,532 ($1,438,253); Dr. Barton, 21,058 ($729,239); Mr. Bell, 55,388 ($1,918,086); Dr. Brondeau, 34,098 ($1,180,814); Dr. Dicciani, 0 ($0); Dr. Fitzpatrick, 27,445 ($950,420); and Dr. Tatum, 17,547 ($607,653). Dividends are paid currently on restricted shares and these shares may be voted.

(2)	Dr. Dicciani resigned from Rohm and Haas Company as of November 24, 2001.

(3)	Dr. Tatum resigned as Senior Vice President as of July 31, 2001.

(4)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $33,084.

(5)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $9,234.

(6)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $14,482.

(7)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $16,074.

(8)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $8,132 and $76,676 for various other expenses related to assignment outside home country as allowed under Rohm and Haas’s international personnel policy.

(9)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $23,802.

(10)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $14,282.

Option Grants in 2001

Individual Grants					Grant Date Value

	Number of	% of
	Shares	Total
	Underlying	Options			Grant Date
	Options	Granted to	Exercise or		Present
	Granted	Employees	Base Price	Expiration	Value
Name	#	in 2001	($/Sh)(1)	Date(2)	($)(3)

R. L. Gupta	186,500	6.4%	$32.8400	March 15, 2011	$1,978,765
A. E. Barton	14,400	0.5%	32.8400	March 15, 2011	152,784
B. J. Bell	41,000	1.4%	32.8400	March 15, 2011	435,010
P. R. Brondeau	25,000	0.9%	32.8400	March 15, 2011	265,250
N. K. Dicciani(4)	32,400	1.1%	32.8400	Nov. 24, 2001	343,764
J. M. Fitzpatrick	91,000	3.1%	32.8400	March 15, 2011	965,510
C. M. Tatum	24,000	0.8%	32.8400	March 15, 2011	254,640

(1)	The exercise price is the average of the high and low New York Stock Exchange prices for Rohm and Haas common stock on the grant dates.

(2)	Options expiring on March 15 of the indicated years are exercisable as follows: 1/3 are exercisable on March 15, 2002, 1/3 are exercisable on March 15, 2003 and 1/3 are exercisable on March 15, 2004.

(3)	Grant date values are estimated using the Black-Scholes option pricing model. Assumptions used for the Black-Scholes model are as follows:

Risk-free interest rate:	5%
Dividend yield:	2.44%
Volatility:	33.76%
Time to exercise:	6 years

Although executives face uncertain risks of forfeiture, these risks are not considered in estimating the grant date values.

(4)	Dr. Dicciani’s unvested options expired on November 24, 2001.

Aggregated Option Exercises in 2001
and December 31, 2001 Option Value

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Acquired		Options at FY-End(#)		Options at FY-End($)(1)
	on	Value	Unexercisable/Exercisable		Unexercisable/Exercisable
Name	Exercise	Realized	(#)	(#)	($)	($)

R. L. Gupta	4,500	$18,902	260,209	102,408	$369,581	$400,486
A. E. Barton	0	0	22,818	15,834	31,517	53,981
B. J. Bell	0	0	62,434	49,766	85,054	232,703
P. R. Brondeau	0	0	35,884	15,070	52,144	36,347
N. K. Dicciani	17,331	118,925	0	22,701	0	178,205
J. M. Fitzpatrick	0	0	137,709	99,459	194,779	576,619
C. M. Tatum	0	0	41,901	36,194	54,624	190,722

(1)	The value of the options was calculated assuming a stock price of $34.63, which was the closing price of the common stock on the New York Stock Exchange on December 31, 2001.

Long-Term Incentive Plan Awards in 2001(1)

			Estimated Future
			Payouts Under Non-Stock
	Number of	Performance or	Price Based Plans
	Shares, Units	Other Period
	or Other Rights	Until Maturation	Threshold	Target
Name	(#)	or Payout	($)	($)

R. L. Gupta	$383,150	12/31/2003	$191,575	$383,150
A. E. Barton	51,050	12/31/2003	25,525	51,050
B. J. Bell	149,150	12/31/2003	74,575	149,150
P. R. Brondeau	70,450	12/31/2003	35,225	70,450
N. K. Dicciani	N/A	N/A	N/A	N/A
J. M. Fitzpatrick	276,900	12/31/2003	138,450	276,900
C. M. Tatum	119,700	12/31/2003	59,850	119,700

(1)	Long-term bonus awards are payable in cash and restricted stock. Awards are calculated by multiplying a bonus standard for the executive’s level times the Corporate Performance Factor. As part of the transition to the 2000 Long-Term Bonus Plan approved by stockholders in the year 2000, the Corporate Performance Factor for the three-year performance cycle ending in 2001 (1999-2001), is determined based on two sets of metrics — one set represents the 1997 plan and the other set reflecting the 2000 plan. Metrics for the 1997 plan are: 1) Return on Equity for the 1999 period divided by an absolute ROE set by the Committee at 13%; and 2) Rohm and Haas’s cumulative return to stockholders over a five-year period ending on the last day of the three-year cycle divided by the cumulative total return to stockholders over the same period of the S&P Chemicals Index. Metrics for the 2000 plan are: 1) Rohm and Haas’s Compound Sales Growth for the award cycle; and 2) Rohm and Haas’s cumulative return to stockholders over a five-year period ending on the last day of the three-year cycle divided by the cumulative total return to stockholders over the same period of a peer group of comparison companies for benchmarking executive compensation. From the 2000-2003 performance cycle and cycles thereafter, the long-term bonus awards will be determined solely from the 2000 Long-Term Bonus Plan metrics.

The numbers shown in the column titled “Number of Shares, Units or Other Rights” are the bonus standards in dollar amounts set so that resulting bonuses combined with gains from stock options granted at the same time will produce total long-term compensation slightly below the median level provided by other industrial companies of like size and profitability, if Rohm and Haas just meets performance targets. No payout is allowed if the Corporate Performance Factor is less than 0.5. The payouts in the Threshold column are based on a Corporate Performance factor of 0.5. Payouts in the Target column assume that Rohm and Haas’s performance matches both the Compound Sales Growth target and the cumulative total return to stockholders of a peer group of comparison companies. There is no performance limit and, therefore, no maximum award.

Pension Plan Table

	Years of Service

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$400,000	$118,046	$157,395	$196,743	$200,000	$205,442	$234,791
600,000	178,046	237,395	296,743	300,000	310,442	354,791
800,000	238,046	317,395	396,743	400,000	415,442	474,791
1,000,000	298,046	397,395	496,743	500,000	520,442	594,791
1,200,000	358,046	477,395	596,743	600,000	625,442	714,791
1,400,000	418,046	557,395	696,743	700,000	730,442	834,791
1,600,000	478,046	637,395	796,743	800,000	835,442	954,791
1,800,000	538,046	717,395	896,743	900,000	940,442	1,074,791
2,000,000	598,046	797,395	996,743	1,000,000	1,045,442	1,194,791

This table shows the approximate aggregate annual pension benefit under the Rohm and Haas Pension Plan and the supplemental Rohm and Haas Company Non-Qualified Pension Plan assuming retirement at age 65 in 2001. The Remuneration column represents the average salary which is based on the highest consecutive 36-month base salary, and the annual bonus which is the average of the bonuses earned under the annual bonus plan in the last five years before retirement or, if higher, in the seven years prior to retirement, excluding the highest and lowest of those bonuses. As of December 31, 2001, the years of credited service on which benefits are based for the named executives are: Mr. Gupta, 30 years; Dr. Barton, 17 years; Mr. Bell, 4 years; Dr. Brondeau, 12 years; and Dr. Fitzpatrick, 26 years.

   The board of directors authorized the Company to enter into continuity agreements with its seven executive officers. All of these agreements provide that, if there is a change in control of the Company and the executive is terminated by the Company without cause or by the executive for Good Reason, that is, because of a reduction in salary or incentive compensation, materially diminished duties or reporting relationships, or relocation more than 35 miles from where the executive was based, the executive will be paid compensation upon the termination. The CEO and the President of the Company are also entitled to compensation if they leave during a 30 day period following the first anniversary of the change in control. A “change in control” is defined as a merger, asset sale, tender offer or other substantial change in voting control of the Company or the election of a new majority of the board of directors other than, in general, when such members were nominated by members in existence at the beginning of the prior twenty-four month period.

   Upon those circumstances, the CEO and President are entitled to a lump sum payment equal to 3 times, the other executives are entitled to a lump sum payment equal to 2 times, the sum of the higher of the executive’s highest annual base salary in effect during the 90 day period prior to the change in control or the annual base salary in effect immediately prior to the termination and the average of the executive’s bonus paid or payable to the executive with respect to the two fiscal years immediately preceding the year of termination. The executives are also entitled to a payment of accrued but unpaid salary through the date of termination, the unpaid portion of bonuses previously earned plus the pro rata portion of the target bonus award under an annual incentive plan, compensation previously deferred and accrued vacation pay. The CEO and President are entitled to 3 years, other executives are entitled to 2 years, of additional age and service credit and contributions under the Company’s defined benefit and defined contribution pension plans and will receive continued medical, dental, vision and life insurance coverage for up to 3 years for the CEO and President, 2 years for other executives, vesting of all outstanding stock options and restricted stock and all other accrued or vested benefits in accordance with the applicable plan and shall be deemed to be retired for purposes of the Company’s Long-Term Bonus Plan. Finally, the agreements contain a “gross-up” provision designed to make the executives whole for any excise taxes which may become payable in connection with the termination payments.

REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

   The Executive Compensation Committee is responsible for assuring appropriate compensation of Rohm and Haas’s executive officers. The Corporation’s compensation policies are structured to attract and retain the best possible executive talent, to motivate its executives to achieve the Corporation’s long term strategic goals, to link executive and stockholder interests through equity based compensation, and to provide a compensation package that appropriately recognizes both individual and corporate contributions. Total compensation of Rohm and Haas executives is based on corporate, business group and individual performance. Over the past three years, the compensation program has been changed in order to shift a greater portion of overall pay for executives into equity from annual cash compensation, in order to better align with the interests of shareholders.

   Individual performance is measured primarily by results achieved compared to objectives agreed to at the start of the year. The Committee takes into account individual performance in determining salary increase amounts and stock option grants and may also reduce the amounts of incentive compensation awards based upon individual performance. Incentive compensation is paid in cash and restricted stock.

   When Rohm and Haas meets performance norms established by the Committee, the Committee intends executive compensation to be at the median levels of our competitors’

compensation. As Rohm and Haas’s performance moves beyond those norms and the performance of our competitors, the Committee intends our executive compensation to move toward the high end of our competitors’ compensation. If Rohm and Haas’s performance should fall below those norms, the Committee intends executive compensation to fall toward the lower end of our competitors’ compensation. The formulas in the plans described below are designed to achieve these results.

   It is the Committee’s intention that all compensation paid to executive officers be fully deductible under the Internal Revenue Code.

   Salaries—Executive salaries are established under the same system used for other Rohm and Haas salaried employees. The salary range for each level is centered around the median salary for comparable positions in other industrial companies of generally the same size and profitability as determined through widely used surveys. Individual executive salaries are then managed in relation to these market-based midpoints based on performance, experience, and consideration of individual job-specific market rates.

   Annual Bonuses—Annual bonuses for Rohm and Haas’s executive officers are governed under the same plan terms as all other eligible Rohm and Haas employees. The 2001 Annual Incentive Plan is based upon performance versus pre-established standards for two specific metrics—adjusted return on net assets and sales growth.

   There was no annual incentive award for 2001 as overall Company performance was below the pre-established threshold levels on the incentive plan. These performance results, along with those for the entire chemical industry, were significantly impacted by external economic conditions and related industry fundamentals beyond the control of employees and leadership.

   Certain executives were eligible for discretionary bonuses under Rohm and Haas’s Special Bonus program. This program rewards individuals for effort and performance that exceed the general metrics set in the Annual Bonus program. One executive officer received a Special Bonus award for 2001.

   Long-Term Bonuses— The long-term bonus is based on a three-year cycle. Approximately 70 eligible Rohm and Haas executives participated in the Long-Term Incentive Plan. In 2000, the stockholders approved a new plan which provided for the phase-in of a new formula. As a result of the transition to this new formula, long-term bonuses for the 1999-2000 performance cycle were calculated one-third based on the outgoing formula (for the 1999 period) and two-thirds based upon the new formula (for the 2000-2001 period). For the cycle ending in 2001, the blended long-term corporate factor was 1.193%. The formula for the plan is described in the footnote to the Long Term Incentive Plan Awards Table.

   Stock— Participants in the Rohm and Haas Stock Plan received stock options in 2001 with an exercise price equal to the average of the high and low prices on the New York Stock Exchange on the date of grant. The Committee determines guidelines for the granting of stock options to executive officers, including the CEO, so that the value of the stock options granted, combined with cash long-term bonus awards, would be equal to the median of total long-term compensation of other industrial companies of generally the same size and profitability at target performance. Five of the top executive officers received a portion of their long-term bonuses in restricted stock in lieu of cash. Restrictions lapse in accordance with guidelines determined by the Committee after a five year period for the long-term bonus stock.

   Benefits— The benefits provided for executives are in line with those of all parent company employees and with those provided by other large chemical companies.

Chief Executive Officer’s Performance and Compensation

   In reviewing Mr. Gupta’s performance, the Committee noted that while financial performance fell short of the 2001 business plan, Rohm and Haas demonstrated strong performance versus peers and excellent progress toward the achievement of several strategic objectives. Important changes in the product portfolio of the Company were accomplished with the divestiture of Agricultural Chemicals and the exit of several smaller businesses which were under-performing. A major investment in the ERP (Enterprise Resource Planning) system was also initiated and the Company’s safety performance improved significantly. Given the very difficult economic environment, Mr. Gupta demonstrated sound leadership and the highest standards of personal and business integrity.

   In February 2001, the Committee increased Mr. Gupta’s annual salary amount by $52,000 effective April 1, 2001 based upon: (a) the increases in Rohm and Haas’s salary ranges between 2000 and 2001, (b) Mr. Gupta’s overall performance and (c) the Committee’s expectations of his future performance. He did not receive an award in accordance with results under the terms of the annual incentive plan.

   Mr. Gupta received an award of $347,115 under the terms of the Long Term Incentive Plan. Half of this award was paid in cash and half in restricted stock.

   Mr. Gupta’s 2001 stock option grant followed the Committee’s guidelines and has an exercise price equal to the fair market value on the date granted.

   Executive Compensation Committee— William J. Avery, Chairman, Thomas W. Haas, James A. Henderson, Richard L. Keyser, Jorge P. Montoya

CUMULATIVE TOTAL RETURN TO STOCKHOLDERS

Rohm and Haas, S&P 500 Index, S&P 500 Chemicals Index and S&P 500 Specialty Chemicals Index

[BAR CHART]

			S&P 500 Chemicals	S&P 500 Specialty
	Rohm and Haas	S&P 500 Index	Index	Chemicals Index

12/31/96	0.00	0.00	0.00	0.00
1/31/97	0.46	6.24	4.48	-2.15
2/28/97	13.26	7.08	5.68	3.11
3/31/97	-7.82	2.69	2.94	-3.90
4/30/97	2.49	8.81	6.72	-3.15
5/30/97	6.74	15.43	10.39	3.46
6/30/97	11.46	20.60	18.26	8.24
7/31/97	21.28	30.19	27.36	15.63
8/29/97	19.19	22.91	19.77	13.95
9/30/97	19.35	29.63	19.60	15.46
10/31/97	3.64	25.31	13.87	7.96
11/28/97	14.99	31.10	18.61	12.17
12/31/97	19.76	33.35	19.24	16.72
1/30/98	7.25	34.83	15.32	10.77
2/27/98	28.20	44.55	24.17	20.18
3/31/98	29.85	51.94	31.33	22.48
4/30/98	35.51	53.47	35.98	25.76
5/29/98	38.73	50.84	38.86	23.06
6/30/98	31.15	56.96	34.66	15.58
7/31/98	22.95	55.29	21.98	7.32
8/31/98	9.66	32.86	9.26	-7.25
9/30/98	6.01	41.37	10.03	-6.15
10/30/98	28.64	52.86	10.90	3.95
1130/98	34.09	62.12	15.75	9.64
12/31/98	15.41	71.46	9.56	4.18
1/29/99	18.76	78.63	5.66	2.43
2/26/99	20.41	73.08	7.38	4.64
3/31/99	29.32	80.00	11.08	2.33
4/30/99	72.67	86.97	35.37	25.78
5/31/99	55.30	82.56	26.42	20.66
6/30/99	65.95	92.69	30.06	25.07
7/30/99	64.98	86.68	30.49	23.27
8/31/99	45.39	85.75	22.35	15.10
9/30/99	40.53	80.67	15.44	9.74
10/29/99	48.80	92.10	19.63	11.33
11/30/99	40.66	96.00	17.19	7.17
12/31/99	59.12	107.54	25.44	15.39
1/31/00	65.23	97.11	12.96	10.50
2/29/00	58.15	93.38	2.94	-2.35
3/31/00	75.34	112.29	15.16	8.28
4/28/00	39.98	105.91	10.38	1.31
5/31/00	34.83	101.68	9.57	-1.75
6/30/00	36.31	106.65	-1.43	-7.49
7/31/00	2.73	103.42	-3.17	-20.46
8/31/00	15.12	116.05	-3.84	-17.42
9/29/00	15.62	104.65	-10.09	-20.85
10/31/00	19.60	103.78	-0.16	-16.20
11/30/00	19.15	87.73	-4.16	-17.83
12/29/00	45.43	88.65	10.94	-6.63
01/31/01	43.78	95.34	4.32	-6.98
02/28/01	47.99	77.54	5.61	-2.45
03/30/01	24.07	66.29	0.08	-9.66
04/30/01	38.40	79.21	8.54	-0.91
05/31/01	34.50	80.41	13.26	1.43
06/29/01	33.28	76.02	10.23	-4.92
07/31/01	39.12	74.29	7.48	0.59
08/31/01	46.29	63.39	5.28	1.86
09/28/01	33.45	50.19	-4.10	-8.54
10/31/01	32.27	53.06	-0.82	-9.36
11/30/01	45.43	64.80	10.55	-0.65
12/31/01	41.87	66.24	6.57	-2.44

Source: Bloomberg

This comparison of five-year cumulative total return assumes $100 invested on December 31, 1996 in Rohm and Haas common stock, the S&P 500 Composite Index, the S&P 500 Chemicals Index and the S&P 500 Specialty Chemicals Index and the reinvestment of dividends.

ROHM AND HAAS

STOCK OWNERSHIP
   The following table lists the beneficial owners of more than 5% of the outstanding shares of common stock of Rohm and Haas as of March 8, 2002.

		Shares	Percentage of
		Beneficially	Class
Stockholders	Class	Owned	Outstanding

John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas and two income trusts of which they, together with Mellon Bank N.A., are trustees(1)	common	30,992,966(2)	13.70%
Four charitable income trusts of which John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas, together or individually, are trustees with others(1)	common	34,458,444(3)	15.23%
Rohm and Haas Company Employee Stock Ownership Plan, 100 Independence Mall West, Philadelphia, PA 19106(4)	common	15,983,571	7.07%

(1)	John C. Haas, whose address is Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, is a retired officer and director of Rohm and Haas. John O. Haas, 100 N. 18th Street, Suite 1100, Philadelphia, PA 19103, William D. Haas, P.O. Box 125, Bear Creek, PA 18602 and Thomas W. Haas, 100 Independence Mall West, Philadelphia, PA 19106, are the sons of the late F. Otto Haas and the nephews of John C. Haas. Mr. Thomas Haas is a director of Rohm and Haas.

(2)	John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas, and their spouses, own directly, or as custodian for minor children, 373,755, 375,165, 304,360 and 554,902 shares, respectively. Together with Mellon Bank they have voting and investment power over 30,992,966 shares in the two income trusts.

(3)	John C. Haas has sole voting power, and together with John O. Haas, William D. Haas, Thomas W. Haas and First Union National Bank, has investment power over 27,490,140 shares in two charitable trusts. John C. Haas shares voting and investment power with other trustees in a third charitable trust holding 3,484,152 shares and John O. Haas, William D. Haas and Thomas W. Haas share voting and investment power with another trustee in a fourth charitable trust holding 3,484,152 shares. They disclaim beneficial interest in these trusts.

(4)	4,508,953 of the shares have been allocated to employee accounts.

Executive officers and directors

   Stock Ownership Guidelines—Effective January 1, 1997, the Rohm and Haas board of directors approved stock ownership guidelines requiring all executives to own amounts of Rohm and Haas common stock equal to one-half to five times the amount of their annual salary, depending on the executive’s level. Executives have three years after their promotion to a new executive level to bring their stock holdings up to the required level. All executives are in compliance with these guidelines.

   Ownership—The following table lists the shares of Rohm and Haas common stock owned by the named executive officers, the directors and all current executive officers and directors as a group as of March 8, 2002. None of the persons listed in the table with the exception of D. W. Haas and T. W. Haas, who beneficially own 1.69% and 26.93%, respectively, of the outstanding shares of common stock, beneficially owns more than 1% of the outstanding common stock.

	Number of	Number of
	Shares	Exercisable	Total Beneficial
Name	Owned(1)	Options	Stock Ownership

W. J. Avery	15,343.7612	N/A	15,343.7612
A. E. Barton	28,902.6990	25,885	54,787.6990
B. J. Bell	75,417.3000	76,266	151,683.3000
P. R. Brondeau	41,691.3840	30,187	71,878.3840
J. R. Cantalupo	10,033.8878	N/A	10,033.8878
N. K. Dicciani(2)	24,478.7270	22,701	47,179.7270
J. M. Fitzpatrick	68,550.4490	158,934	227,484.4490
E. G. Graves	16,737.9511	N/A	16,737.9511
R. L. Gupta	94,873.1550	207,917	302,790.1550
D. W. Haas(3)	3,819,671.1880	N/A	3,819,671.1880
T. W. Haas(3)	60,913,978.4816	N/A	60,913,978.4816
J. A. Henderson	20,714.1322	N/A	20,714.1322
R. L. Keyser	9,179.4816	N/A	9,179.4816
J. H. McArthur	15,158.5951	N/A	15,158.5951
J. P. Montoya	18,363.8728	N/A	18,363.8728
S. O. Moose	14,858.5219	N/A	14,858.5219
G. S. Omenn	32,400.1877	N/A	32,400.1877
R. H. Schmitz	11,735.1126	N/A	11,735.1126
C. M. Tatum(4)	45,680.7170	55,261	100,941.7170
M. C. Whittington	21,101.7365	N/A	21,101.7365
All executive officers and directors as a group (20 persons)	65,235,595.0241	543,287	65,778,882.0241 (5)

(1)	Shares owned by directors include deferred stock units allocated under the 1997 Non-Employee Directors’ Stock Plan. Shares owned by officers include shares allocated under the Rohm and Haas Savings Plan and ESOP and stock units allocated under the Non-Qualified Savings Plan.

(2)	Dr. Dicciani resigned from Rohm and Haas Company as of November 24, 2001.

(3)	Mr. David Haas owns directly 335,519.1880 shares and shares voting and investment power with other trustees in a charitable trust holding 3,484,152 shares. He disclaims beneficial ownership in the charitable trust. Mr. Thomas Haas and his spouse own directly 554,902.4816 shares. He shares voting and investment power with other trustees in two income trusts holding 29,384,784 shares. He shares voting and investment power with other trustees in a charitable trust holding 3,484,152 shares and shares investment power with other trustees in two charitable trusts holding 27,490,140 shares. He disclaims beneficial interest in the charitable trusts.

(4)	Dr. Tatum resigned as Senior Vice President as of July 31, 2001.

(5)	All current executive officers and directors as a group beneficially own 29.08% of the outstanding Rohm and Haas common stock.

Compliance with Section 16 of the Exchange Act

   Rohm and Haas believes that all its executive officers and directors have complied with all Section 16 filing requirements during 2001.

INDEPENDENT PUBLIC ACCOUNTANTS

   Members of PricewaterhouseCoopers LLP, who are Rohm and Haas’s independent accountants for 2001 and have been selected to continue in that capacity for 2002, are expected to be present at the Rohm and Haas annual meeting and available to respond to appropriate questions. These individuals will be given the opportunity to make a statement at the meeting if they desire to do so.

   For the fiscal year ending December 31, 2001, PricewaterhouseCoopers LLP billed the following fees for services rendered to the Company:

Audit Fees
Fees for audit of 2001 consolidated financial statements	$3,080,000
Financial Information Systems Design and Implementation Fees	None
All Other Fees
Fees for audits and consultations related to actual and proposed acquisitions and divestitures	$2,300,000
Fees for new systems security and systems integrity analyses	$2,180,000
Fees for tax compliance and planning	$1,520,000
Fees for consulting and other	$1,060,000

Total	$10,140,000

2003 ANNUAL MEETING PROPOSALS

   Any stockholder proposal submitted to Rohm and Haas for inclusion in the proxy statement and proxy relating to the 2003 annual meeting of stockholders and any notice of a matter which a stockholder intends to bring before that meeting must be received by the Secretary of Rohm and Haas no later than November 26, 2002. Under the Rohm and Haas by-laws, no matter may be brought before, or acted upon at, any meeting of stockholders except as directed by the board of directors or upon motion of any stockholder who has provided the notice required by the by-laws to the Secretary of Rohm and Haas of that intent (a) in the case of the annual meeting of stockholders, by the date as may be specified in the proxy statement for the prior year’s annual meeting of stockholders, or (b) in the case of a meeting other than the annual meeting of stockholders, not less than 60 nor more than 90 days prior to the meeting date. The chairman of the meeting has the authority to determine whether any matter may be properly brought before, or acted upon, at the meeting.

ROHM AND HAAS COMPANY

NOTICE OF 2002 ANNUAL MEETING
AND PROXY STATEMENT

This Document has been printed entirely on recycled paper.

DETACH HERE

ZRAH12

ROHM AND HAAS COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Annual Meeting of Stockholders — May 6, 2002

The undersigned hereby appoints J.M. Fitzpatrick, R.L. Gupta and S.O. Moose and each of them, with power of substitution, as proxies at the annual meeting of stockholders of ROHM AND HAAS COMPANY to be held on May 6, 2002, and at any adjournment thereof, and to vote shares of stock of the Company which the undersigned would be entitled to vote if personally present. If the undersigned participates in the Rohm and Haas Employees Savings Plan, or the Morton Savings Plan, the undersigned also hereby directs the Trustees of the Employee Stock Ownership Trust, the Non-ESOP Thrift Fund and the Morton Savings Plan to vote shares held in the Trusts as indicated on this card; failure to return this proxy constitutes an instruction to the Trustees to vote shares as directed by other participants.

This proxy will be voted as directed on the reverse side, but in the absence of such direction this proxy will be voted FOR the election of all nominees for director.

PLEASE VOTE, DATE AND SIGN ON REVERSE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

HAS YOUR ADDRESS CHANGED?

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ROHM AND HAAS COMPANY

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

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1.	Election of Directors	(01) W.J. Avery (02) J.R. Cantalupo (03) J.M. Fitzpatrick (04) E.G. Graves (05) R.L. Gupta (06) D.W. Haas (07) T.W. Haas (08) J.A. Henderson	(09) R.L. Keyser (10) J.H. McArthur (11) J.P. Montoya (12) S.O. Moose (13) G.S. Omenn (14) R.H. Schmitz (15) M.C. Whittington

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

ROHM AND HAAS COMPANY

2.	In their discretion on such other business as may properly come before this meeting.

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Please be sure to sign and date this Proxy.

Signature:	Date:

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